Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-251645) and Form S-8 (No. 333-226775 and 333-254873) of JanOne Inc. of our report dated April 1, 2022, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.

/s/ WSRP, LLC

Salt Lake City, Utah

April 1, 2022